EXHIBIT 99

Contact:	Rosanne Palacios	Judith Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 722-7611	(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces Earnings

LAREDO, Texas—(BUSINESS WIRE)—August 1, 2008—International Bancshares Corporation (“IBC”) (Nasdaq:IBOC - News) today reported net income for the first six months of 2008 of $66.5 million, or $.97 per share – basic ($.97 per share diluted) compared to $53.2 million, or $.77 per share – basic ($.76 per share diluted) for the first six months of 2007, which represents an increase of 25.0% in net income and 27.6% in diluted earnings per share. Net income for the second quarter of 2008 was $33.0 million or $.48 per share - basic ($.48 per share - diluted) compared to $34.6 million or $.50 per share - basic ($.50 per share - diluted) for the second quarter 2007, which represents a decrease of 4.6% in net income and a decrease of 4.0% in diluted earnings per share.

Net income for the second quarter of 2008 was negatively impacted by a pre-tax increase in the provision for possible loan losses of $3.0 million in connection with an energy-related commercial borrower.  The energy-related borrower filed for bankruptcy protection on July 22, 2008.  The total allowance allocated to the credit was derived from a range of values using information currently available, including information provided by a nationally recognized financial advisor.  The provision for possible loan losses considers both the value of the borrower as a going concern and its liquidation value.  The Company will continue to monitor the credit and adjust the allowance allocated to the credit as needed.

Net income for the first six months of 2007 was negatively impacted by an impairment charge of $13.1 million, after tax, on certain investments.  A significant portion of the impairment charge is a result of the Company’s strategic identification of certain investment securities sold in 2007 with the proceeds from the sales used to reduce Federal Home Loan Bank (“FHLB”) borrowings.

“Net income for the first six months and the second quarter of 2008 represents a solid level of performance and reflects favorably on IBC’s commitment to superior earnings despite the increase in the provision on the energy-related creditor.  I am pleased with these earnings, especially in light of the continued credit turmoil and anxiety existing in the markets today.  During this crisis, the Company has maintained its sound credit underwriting standards and a sound investment strategy.  Credit quality continued to be good and capital ratios are at strong levels.” said Dennis E. Nixon, President and CEO.

Total assets at June 30, 2008 were $11.0 billion compared to $11.2 billion at December 31, 2007.  Total loans were $5.7 billion at June 30, 2008 compared to$ 5.5 billion at December 31, 2007.  Deposits were $7.2 billion at June 30, 2008 and December 31, 2007.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with over 260 facilities and more than 415 ATMs serving 101 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml